Exhibit 10.35


December 21, 2001

Our file No.:


Lifelong.com, Inc.
2055 Peel Street, Suite 850
Montreal, Quebec
H3A 1V4

ATTENTION: PRESIDENT

Dear Sirs:

RE: Letter of Intent: Technology License and Support Services Agreement ("License") With Lifelong.com, Inc. ("Licensor")

Tengtu International Inc. ("Licensee") hereby proposes to enter into a license agreement for the exclusive and perpetual license (the "License") of Licensor's software, technology and intellectual property designed and targeted specifically to the K-12 and higher education market, a business summary of which is attached as Schedule "A" (collectively "Software").

This letter sets out the framework of the transaction.



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1.       EXECUTION OF LICENSE. Licensor and Licensee agree to execute the
         License on the terms and conditions contained in this letter of intent on or before January 31, 2002.

         In consideration for granting of the License, Licensee agrees to pay Licensor a license fee in the aggregate amount of $850,000 (the "Fee") payable as follows:

         (a) $250,000 payable coincidentally with the execution and delivery of this letter of intent by the Licensor (the "Initial Payment");

         (b) $100,000 payable on the date on which the License is executed and delivered by each of the Licensor and the Licensee;

         (c) $100,000 payable on the first Wednesday of each month beginning on the first Wednesday of February, 2002 and on the first Wednesday of each month thereafter to and including the first Wednesday of June, 2002.



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Licensee agrees to pay a 2% royalty to Licensor on gross sales of all Software except in respect of sales of Software to persons or entities located in the People's Republic of China for which no royalty shall every be payable.

2. SOFTWARE SUPPORT/COLLABORATION. Following Closing, and throughout the term of the License.

         (a) Licensor will provide continuous support services for, and to improve, the Software including, without limitation, in respect of Licensee's activities under the License until June 30, 2002. Following June 30,2002, the Licensor agrees to continue to provide such support services indefinitely at rates to be agreed by the Licensor and Licensee from time to time provided, however, if rates cannot be agreed upon by the parties hereto, the rate shall be $100,000 per month payable on the first Wednesday of each month following June 30, 2002 until such time as the licensee elects, in its sole discretion and at any time, to terminate the support services provided by the licensor;

         (b) Licensee will use all reasonable commercial efforts to promote Licensor's Software to prospective third party licensees;

         (c) Licensee and licensor agree that the Software will be a custom developed version of the Software that will address the specific needs of the K-12 and higher education market; and

         (d) For greater certainty, Licensor agrees that the support services to be provided pursuant to paragraph (a) above, shall, at a minimum, require the Licensor to assign six employees on a full time basis to the development of the Software and that additionally, the two key technical employees will devote at least eighty percent of their time to the development of the Software. For purposes of clarity, there will always be a minimum team of eight people working on the development of the Software.

3. SOURCE CODE. Licensor covenants and agrees to provide the source code for the Software to the Licensee in accordance with an escrow agreement (with a recognized escrow agent selected by the Licensee) in a form which is standard for the software industry (the "Escrow Agreement"). The parties shall enter into the Escrow Agreement on or before the date on which the License is executed.

4. INSOLVENCY OF LICENSOR. In the event that the Licensor commits an act of bankruptcy, becomes insolvent (as defined pursuant to the BANKRUPTCY AND INSOLVENCY ACT (Canada)), makes an assignment for the benefit of creditors, makes a proposal under the BANKRUPTCY AND INSOLVENCY ACT (Canada), is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver, trustee or similar liquidator, has a petition in bankruptcy filed against it, or any proceeding is commenced relating to it or to any portion of its properties under any law relating to reorganization, arrangement or re-adjustment of debt, dissolution, winding up or similar law, or if any receiver, receiver and manager, monitor, liquidator or similar party is appointed in respect of any of its properties, then the Licensee shall be entitled to hire such employees of the Licensor as it sees fit to ensure its ability to use and to continue to develop and improve the Software.

5. TERMINATION. The Licensee shall be entitled to terminate the License and this letter of intent at any time up to and including June 30, 2002, in the event that the software does not perform in accordance with the technical specifications as outlined in the license. In the event that the Licensee terminates this letter of intent in accordance with this paragraph 5 following the execution of the License by the parties hereto, the Licensor shall forthwith return in full to the Licensee the Initial Payment. In the event that the Licensee terminates this letter of intent in accordance with this paragraph 5 following the execution of the License by the parties hereto, the balance of the Fee outstanding at such time, shall not be payable by the Licensee and the obligations of the parties to the License and this letter of intent shall immediately cease.

6. PUBLICITY. Except as required by law, no public announcement or press release concerning the proposed transaction may be made without the prior consent and joint approval of the Licensee and the Licensor.

7. CONFIDENTIALITY AND NON-SOLICITATION. Except as required by law, the Licensee and the Licensor will receive and maintain all information received from the other strictly in confidence and not disclose to any person or make public or authorize the disclosure of any such information and not use such information for any purpose except for the purpose contemplated by this letter unless: (i) the specific information is now or hereafter publicly disclosed other than as a result of breach of this provision; (ii) the specific information was in the possession of the disclosing party prior to the disclosure by the disclosing party; (iii) the specific information is hereafter disclosed to the disclosing party by a third party having no obligation of confidentiality with regard to the information; or (iv) the specific information is independently generated by the disclosing party without the use and not as a consequence of the disclosure by the other party. If this letter is terminated or the License is not executed, each party must immediately return to the other all confidential information that was furnished to it, without retaining a copy thereof.



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8.       BINDING LETTER OF INTENT. The terms of this letter of intent shall be a binding agreement of the parties hereto.

         If you agree with the foregoing, please deliver a counter signed copy of this letter to the undersigned by December 21, 2001.

                                        TENGTU INTERNATIONAL INC.

                                        Per:
                                                --------------------------------

                                        Name:   --------------------------------

                                        Title:  --------------------------------


AGREED AND ACCEPTED ON THIS
 _____ DAY OF DECEMBER 21, 2001


LIFELONG.COM, INC.


Per:
    -----------------------------





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